Exhibit 10.1
Amendment to Employment Agreement
     This Amendment to Employment Agreement is effective as of March 1, 2009 and amends the Employment Agreement currently in effect by and between The Greenbrier Companies, Inc. (“Greenbrier”) and the undersigned employee of Greenbrier.
     Notwithstanding any other provision of my Employment Agreement with Greenbrier to the contrary, I hereby agree that the rate of my annual base compensation will be temporarily reduced from its current level in accordance with the schedule below. Such reduction will be effective as of March 1, 2009, and continue until such time as the Compensation Committee of the Board of Directors shall determine that current salaries for executive officers shall be reinstated, in whole or in part, with such reinstatement to be made in a comparable manner for all executive officers.

Annual Base Compensation Range (U.S. $)	Percentage Reduction
William A. Furman’s base compensation	50.0%
Over $250,000	12.5%
$200,000 — $249,999	10.0%
$125,000 — $199,999	7.5%
$75,000 — $124,999	5.0%
Under $75,000	0.0%
     Nothing in this Amendment shall change the amounts to be paid to me, if applicable, as severance benefits, upon a Change in Control or otherwise; such amounts to be determined as if my annual base compensation were unchanged by this Amendment.

The Greenbrier Companies, Inc.:	Employee:

By: